December 18, 2008

Paul Breckner

Data Sales, Inc.

3450 W. Burnsville Parkway

Burnsville, MN  55337

Re:

Letter Agreement regarding leases between Data Sales Co., Inc. (“Data Sales”) and Digitiliti, Inc. (the “Company”)

Dear Mr. Breckner:

On October 23, 2006, the Company and Data Sales entered into Master Equipment Lease No. 3-10037 with Equipment Schedule No. 1 (the “Master Lease”).   The Master Lease was amended with Equipment Schedule No. 2 in January, 2007; with Equipment Schedule No. 3 in February, 2007; and again with Equipment Schedule No. 4 in December, 2007 (sometimes collectively called the “Master Lease”).

The Company and Data Sales have agreed to amend the Master Lease with Equipment Schedule No. 5, a copy of which is attached hereto and incorporated herein by reference, whereby Data Sales will restructure the Master Lease to defer all payments due of the Company for the months of December, 2008, and January, 2009, and set the lease payment terms to ten (10) months, commencing February 1, 2009, and ending November 1, 2009, with a new monthly payment of $40,300 per month of the restructured total balance of the Master Lease.

All other terms and conditions of the Master Lease will remain in full force and effect.

Under the Master Lease, the Company has the option, at the end of the ten (10) month term, to purchase the leased equipment for One Dollar ($1.00), provided that the Company has complied with all terms of the Master Lease and no events of default have occurred that have not been cured.

In consideration of the foregoing, the Company agrees to exchange Common Stock Purchase Warrant No. 2007-50 dated December 17, 2007, for 136,250 fully paid shares of common stock of the Company that are “restricted securities,” with the holding period to commence on the date of exercise of such warrants.

If the foregoing meets with your approval, please execute this Letter Agreement where indicated below.

Very truly yours,

Daniel J. Herbeck, President/CEO

Accepted and approved:

/s/Paul Breckner

Paul Breckner

Data Sales, Inc.

Date: 12/18/2008

See pdf of the Equipment Schedule No. 5 attached to this filing.